Exhibit 3.1

CERTIFICATE OF
LIMITED PARTNERSHIP
OF
ENSOURCE ENERGY INCOME FUND LP

     This Certificate of Limited Partnership of Ensource Energy Income Fund, LP (the “Partnership”) is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

     1. The name of the Partnership is: Ensource Energy Income Fund, LP.

     2. The address of the Registered Office of the Partnership in Delaware is 615 South DuPont Highway, Dover, Delaware 19901. The Partnership’s Registered Agent at that address is Capitol Services, Inc.

     3. The name and business address of the General Partner is:

Ensource Energy Partners, LP
910 Travis, Suite 1905
Houston, Texas 77002

     In Witness Whereof, the undersigned, constituting the General Partner of the Partnership, has caused this Certificate of Limited Partnership to be duly executed as of the 6th day of May, 2005.

ENSOURCE ENERGY PARTNERS, LP

By:	ENSOURCE ENERGY COMPANY LLC, its general partner

By:	/s/ Scott W. Smith

Name: Scott W. Smith
Title: President